Exhibit 99.1

BIOTA PHARMACEUTICALS REPORTS SECOND QUARTER

FISCAL YEAR 2015 FINANCIAL RESULTS

Conference Call Today at 9:00 A.M. EST

ATLANTA, GA – February 5, 2015 — Biota Pharmaceuticals, Inc. (NASDAQ: BOTA, the “Company”) today announced its financial results for the three month period ended December 31, 2014, which is the second quarter of the Company's 2015 fiscal year, and also provided an update on recent corporate developments.

“We are off to a great start in 2015 with the initiation of the Phase 2b SPIRITUS trial of vapendavir in patients with moderate-to-severe asthma, an above average quarter of royalties associated with an increase in seasonal Relenza® and Inavir® sales, continued progress with our RSV program towards filing an IND and the successful resolution of the majority of the financial provisions related to the termination of our BARDA contract last year,” commented Dr. Joseph Patti, President and Chief Executive Officer of Biota Pharmaceuticals. “We ended the quarter with $76.6 million in cash, cash equivalents and investments and believe we are currently well-capitalized to continue to execute on the strategic plan adopted in August 2014.”

Recent Corporate Developments

Vapendavir – The Company reported today that it has commenced patient screening for its Phase 2b SPIRITUS trial of vapendavir in patients with moderate-to-severe asthma. The goal of the study is to enroll approximately 150 laboratory-confirmed human rhinovirus (HRV) infected patients over the next 12 months and to report top-line data in mid-2016. The primary endpoint of this multi-center, randomized, double-blind, placebo-controlled dose-ranging study is the change from baseline to study day 14 in asthma control questionnaire (ACQ)-6 total score. The secondary endpoints are focused on safety and tolerability, lung function assessments such as forced expiratory volume in one second (FEV1), incidence of asthma exacerbations, assessments of the severity and duration of cold symptoms measured by the Wisconsin Upper Respiratory Symptom Survey-21 (WURSS-21), and virology assessments such as changes in viral load.

BTA-C585 and RSV Program – The Company reported today that is has successfully completed the requisite in vitro studies to support an Investigational New Drug (IND) application for its respiratory syncytial virus (RSV) fusion inhibitor, BTA-C585, and pending successful completion of ongoing in vivo studies, the Company intends to file the IND application by mid-year 2015. In addition, the Company has identified a series of potent RSV non-fusion inhibitors that it intends to further develop and believes could be useful as a stand-alone treatment or potentially in combination therapy with BTA-C585 for the treatment of patients infected with RSV.

BARDA Contract Termination – During the Company’s second fiscal quarter, it resolved the majority of its outstanding claims with the Biomedical Advanced Research and Development Authority (BARDA) associated with the termination of its contract in May 2014. As of December 31, 2014, the Company had $7.4 million in accounts receivable due from BARDA, of which $5.4 million was collected in early January, 2015. The Company believes that pursuant to applicable government regulations, it is entitled to be reimbursed for the remaining $2.0 million of accounts receivable it had recorded at December 31, 2014 related to the terminated BARDA contract. At this time, the Company cannot determine when and to what extent a final termination settlement will be reached with BARDA.

Laninamivir Octanoate (LANI) – The Company plans to meet with the U.S. Food and Drug Administration (FDA) in the second quarter of the 2015 calendar year to discuss the results of the LANI Phase 1 asthma and Thorough QT/QTc (TQT) studies, the Phase 1/2 pediatric study, and the Phase 2 IGLOO study to determine the appropriate primary endpoint for, and which patient reported outcome tools would be acceptable for use in prospective registration trials of LANI to treat uncomplicated influenza. Further, the Company is pursuing partnering opportunities for Phase 3 development and the commercialization of LANI outside of Japan.

Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦  Tel: (678) 221-3343

Financial Results for the Three Month Period Ended December 31, 2014

The Company reported net income of $6.5 million for the three month period ended December 31, 2014, as compared to a net loss of $0.1 million in the same period of the prior fiscal year. The $6.6 million change in net income from the prior fiscal year period was primarily due to a $9.8 million decrease in the cost of revenue, a $1.4 million increase in foreign exchange gain, a $0.5 million decrease in general and administrative expense and a $0.1 million increase in interest income, offset in part by a $4.6 million decrease in revenue and a $0.6 million increase in research and development expense. Basic and diluted net income per share was $0.19 for the three month period ended December 30, 2014, as compared to a basic and diluted net loss per share of zero in the same period of 2013.

Revenue decreased to $13.9 million for the three month period ended December 31, 2014 from $18.5 million in the same period of 2013 due to a $5.0 million decrease in revenue from services related to the termination of the Company’s contract with BARDA on May 7, 2014 and a $0.1 million decrease in other revenue due to a reduced level of grant-related research activities, offset in part by a $0.5 million increase in royalty revenues primarily related to an increase in seasonal sales of Relenza® and Inavir®.

Cost of revenue decreased to $1.6 million for the three month period ended December 31, 2014 from $11.4 million in the same period in 2013 due to a decrease of $8.6 million in direct third-party clinical costs and manufacturing activities and a $1.2 million decrease in salaries, benefits and share-based compensation expense incurred to develop laninamivir octanoate under the Company’s terminated contract with BARDA.

Research and development expense increased to $4.8 million for the three month period ended December 31, 2014 from $4.2 million in the same period of 2013. The $0.6 million increase was the result of a $1.7 million increase in preclinical, clinical and manufacturing costs related to the advancement of the Company’s vapendavir and RSV programs, offset in part by a $0.8 million reduction in salaries, benefits and share-based compensation expense and a $0.3 million decrease in other expenses due to reduced research activities.

General and administrative expense decreased to $2.6 million for the three month period ended December 31, 2014 from $3.1 million in the same period of 2013, due to a $0.2 million decrease in salaries, benefits and share-based compensation expense, a $0.2 million reduction in other expenses and a $0.1 million decrease in professional and legal fees.

Conference Call and Webcast Information

Biota Pharmaceuticals will host a conference call today to review these second quarter fiscal year 2015 financial results, as well as provide a general update on the Company via a webcast and conference call at 9:00 a.m. EST. To access the conference call, please dial (877) 312-5422 (domestic) or (253) 237-1122 (international). A live audio webcast of the call and the archived webcast will be available in the Investors section of the Biota website at http://www.biotapharma.com.

About Biota Pharmaceuticals, Inc.

Biota Pharmaceuticals, Inc. is a company focused on the discovery and development of products to treat serious viral respiratory infectious diseases. The Company currently has two late-stage product candidates: (i) laninamivir octanoate, which is being developed as a one-time, inhaled treatment for influenza A and B infections; and (ii) vapendavir, a potent, broad spectrum capsid inhibitor of enteroviruses in development for the treatment of human rhinovirus infected patients with underlying respiratory illnesses, such as moderate-to-severe asthma and chronic obstructive pulmonary disease (COPD). The Company is also conducting IND-enabling studies with BTA-C585, an orally bioavailable F protein inhibitor, in development for the treatment of respiratory syncytial virus infections. For additional information about the Company, please visit www.biotapharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Biota’s business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including: the Company’s belief that it is well-capitalized to continue to execute the strategic plan it adopted in August 2014; the time frames in which the Company may fully enroll and report top line-data from its recently initiated Phase 2 SPIRITUS clinical trial of vapendavir; the anticipated time to complete ongoing in vivo preclinical studies and file an IND for BTA-C585; for the potential of the Company’s RSV non-fusion inhibitors as a stand-alone treatment or in combination therapy with BTA-C585; the amount and timing of proceeds the Company believes it is entitled to receive under its terminated contract with BARDA; the Company’s plan to meet and discuss with the FDA to determine the appropriate primary endpoint for any prospective registration trials for laninamivir octanoate and the Company’s pursuit of partnering opportunities for Phase 3 development and commercialization of LANI outside of Japan.

Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦  Tel: (678) 221-3343

Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including: the Company, the FDA or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board, delaying, limiting, suspending or terminating the clinical development of vapendavir, laninamivir octanoate, BTA-C585 or any of the Company's product candidates at any time for a lack of safety, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; the Company's ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations upon which it relies to assist in the design, development, implementation and execution of the clinical and preclinical development of all its product candidates; ongoing IND-enabling studies of BTA-C585 being successfully completed and continuing to support the filing of an IND; the Company being able to negotiate an acceptable resolution and final termination settlement with BARDA; the Company being able to meet with and reach agreement with the FDA on an appropriate primary endpoint for any prospective registration trials for laninamivir octanoate, and the Company’s ability to identify viable potential partners to advance the development of laninamivir octanoate, and other cautionary statements contained elsewhere in this press release in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014, as filed with the U.S. Securities and Exchange Commission, on September 30, 2014 and in the Company’s Quarterly Report on Form 10-Q on November 7, 2014.

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Pharmaceuticals, Inc. Relenza® is a registered trademark of GlaxoSmithKline plc and Inavir® is a registered trademark of Daiichi Sankyo.

Contact:

Joseph M. Patti, PhD

President and Chief Executive Officer

(678) 221-3352

j.patti@biotapharma.com

Sarah McCabe

Stern Investor Relations, Inc.

(267) 909-9237

sarah@sternir.com

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Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦  Tel: (678) 221-3343

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (in millions, except per share amounts)

	December 31, 2014	June 30, 2014
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$63.7	$81.7
Short-term investments	7.1	-
Contract-related accounts receivable	7.4	17.8
Other accounts receivable	7.0	0.9
Prepaid and other current assets	1.0	0.7
Total current assets	86.2	101.1
Non-current assets:
Long-term investments	5.8	10.0
Property and equipment, net	1.1	2.0
Deferred tax asset	0.3	0.9
Total non-current assets	7.2	12.9
Total assets	$93.4	$114.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Contract-related accounts payable and accrued expenses	$4.4	$18.6
Other accrued expenses	3.7	3.4
Other accounts payable	1.7	2.8
Accrued severance obligations	0.8	1.2
Deferred tax liability	0.3	0.9
Total current liabilities	10.9	26.9
Non-current liabilities:
Other liabilities, net of current portion	0.1	0.2
Total liabilities	11.0	27.1
Stockholders’ equity:
Common stock, $0.10 par value; 200,000,000 shares authorized 35,100,961 and 35,100,961 shares issued and outstanding at December 31, 2014 and June 30, 2014, respectively	3.5	3.5
Additional paid-in capital	147.4	146.4
Accumulated other comprehensive income	21.7	26.8
Accumulated deficit	(90.2)	(89.8)
Total stockholders’ equity	82.4	86.9
Total liabilities and stockholders’ equity	$93.4	$114.0

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Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦  Tel: (678) 221-3343

BIOTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (in millions, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Revenue:
Royalty revenue and milestones	$6.5	$6.0	$6.5	$6.0
Revenue from services	7.4	12.4	8.1	24.6
Other	-	0.1	-	0.2
Total revenue	13.9	18.5	14.6	30.8

Operating expense:
Cost of revenue	1.6	11.4	3.3	22.2
Research and development	4.8	4.2	9.7	7.1
General and administrative	2.6	3.1	5.0	5.5
Foreign exchange loss (gain)	(1.5)	(0.1)	(2.8)	0.2
Total operating expense	7.5	18.6	15.2	35.0
Income (loss) from operations	6.4	(0.1)	(0.6)	(4.2)

Non-operating income:
Interest income	0.1	-	0.2	0.1
Total non-operating income	0.1	-	0.2	0.1

Income (loss) before tax	6.5	(0.1)	(0.4)	(4.1)
Income tax benefit	-	-	-	0.1
Net income (loss)	$6.5	$(0.1)	$(0.4)	$(4.0)

Basic income (loss) per share	$0.19	$(0.00)	$(0.01)	$(0.14)
Diluted income (loss) per share	$0.19	$(0.00)	$(0.01)	$(0.14)

Basic weighted-average shares outstanding	35,100,961	28,291,665	35,100,961	28,286,404
Diluted weighted-average shares outstanding	35,103,086	28,291,665	35,100,961	28,286,404

 Biota Pharmaceuticals, Inc.  ♦  2500 Northwinds Parkway, Suite 100 ♦ Alpharetta, GA 30009   ♦  Tel: (678) 221-3343